UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       February 27, 2008

LASALLE RE HOLDINGS LTD
(Exact name of registrant as specified in its charter)
Bermuda
(State or other jurisdiction of incorporation)
1-16089	98-0232340
(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Michael Morrison, John Wardrop Joint Provisional Liquidators LaSalle Re Holdings Limited (in liquidation) Crown House, 4 Par-La-Ville Road Hamilton HM 08, Bermuda	Not Applicable
(Address of principal executive offices)	(Zip Code)

(441) 295-5063
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.    OTHER EVENTS

Hamilton, Bermuda (February 27, 2008): The Joint Provisional Liquidators (the “JPLs”) of LaSalle Re Holdings Limited (the "Company") are providing holders of the Company's common shares, par value $0.10 and series A preferred shares, par value $1.00 per share (the "Preferred Shares"), with a status report of the affairs of the Company. The Company's current reports on Form 8-K are available free of charge at the SEC's website www.sec.gov.

1.  Company Background

In August 2003, insolvency proceedings were initiated by the Company in both the United States and Bermuda. The Supreme Court of Bermuda (the “Court”) ordered that Michael Morrison, of KPMG Advisory Limited in Bermuda, and John Wardrop of KPMG LLP in England be appointed Joint Provisional Liquidators to the Company and Joint Provisional Liquidators of the Company’s parent company, Trenwick Group Limited (“TGL”).

Concurrently Trenwick America Corporation (“TAC”), along with the Company and TGL, filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code (the “U.S. Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “U.S. Bankruptcy Court”), to run in parallel with the provisional liquidation in Bermuda. In 2003 and 2004, the U.S. Bankruptcy Court approved the sale of the Company’s former UK-based affiliates and the reorganization of TAC, the holding company of TGL’s U.S. insurance entities, pursuant to which these former affiliates were separated and are no longer affiliated in any respect with the Company or TGL. Since there were insufficient assets to support the reorganization of the Company and TGL, the U.S. Bankruptcy Court dismissed the Company and TGL’s cases in 2004 in deference to the ongoing Bermudian liquidation proceedings.

Following the dismissal of their chapter 11 cases, the JPLs of the Company and TGL filed petitions under section 304 of the U.S. Bankruptcy Code and applications for certain injunctive relief (the “304 Petitions”) with the U.S. Bankruptcy Court. The impetus behind the 304 Petitions was to investigate, and, if appropriate, prosecute various claims and causes of action that might exist in favour of the Company and TGL, and to protect and preserve the Company’s and TGL’s assets. The relief sought in the 304 Petitions was granted by court orders of the U.S. Bankruptcy Court dated May 26, 2005.

The Company was placed into liquidation by the Court on April 15, 2005 and TGL was placed into liquidation by the Court on November 4, 2005.

2.  Current status of the liquidatio proceedings in Bermuda

Separate meetings of the Company’s creditors and contributories (that is members or shareholders) (the “Meetings”) were held on April 28, 2006, at the Company’s registered office, to consider and to vote on:

a) who should be appointed as the permanent liquidator of the Company; and

b) whether a formal committee of inspection should be appointed and, if so, who should be a member of said committee of inspection.

The result of the voting on the resolutions was that at each of the Meetings the vote was in favour of the JPLs being appointed as the permanent liquidators of the Company, and against the appointment of a committee of inspection. However, both prior and subsequent to the Meetings, certain preferred shareholders of the Company (the “Objecting Shareholders”) made an application to the Court in connection with the Meetings. The Objecting Shareholders’ application primarily related to their objection to the JPLs’ admission of certain contingent creditors’ votes at the creditors’ Meeting. The Objecting Shareholders’ application (which was opposed by the JPLs and the creditors of the Company) was due to be heard by the Court in January 2008.

Due to the ongoing negotiations in relation to the Transaction (as defined below), the legal action between the Company and the Objecting Shareholders (as well as certain of the Company’s creditors) was adjourned.

3.  LaSalle Re Limited (“LaSalle”)

LaSalle, a wholly owned subsidiary of the Company, is a Bermudian Class 3 registered reinsurance company (in December 2007 LaSalle successfully applied to the Bermuda Monetary Authority to have the Company reclassified from a Class 4 to a Class 3 reinsurer pursuant to the Bermuda Insurance Act 1978) and has been in run-off since 2002.

LaSalle proposed a Scheme of Arrangement under Section 99 of the Bermuda Companies Act 1981 (the “Scheme”) with its reinsurance creditors in early 2007. The Scheme was approved at the Scheme Creditors’ Meeting on April 11, 2007 and subsequently sanctioned by the Court on April 27, 2007. Under the terms of the Scheme, Scheme Creditors were required to submit all reinsurance claims against LaSalle by August 30, 2007. In January this year LaSalle paid its final remaining reinsurance liabilities under the Scheme and the Scheme was terminated on January 22, 2008.

Following completion of the Scheme, LaSalle’s unaudited shareholder surplus, before payment of the expected fees and expenses of the liquidation of LaSalle, is approximately US$38.3 million (as compared to approximately US$35 million as reported in our previous 8-K report dated December 12, 2007).

It is intended that LaSalle will be placed into members’ voluntary liquidation by the end of March 2008, and, barring any unforeseen circumstances, it is expected that the liquidator of LaSalle will make a distribution of LaSalle’s net assets to the Company by the end of May 2008 once all of LaSalle’s non-reinsurance creditors have been paid in full.

4. The proposed sale of the Company’s Lloyd’s operations and settlement of debt obligations

As outlined in the Company’s 8-K report dated December 12, 2007, the JPLs signed a non-binding term sheet in respect of the sale of certain corporate entities and novation of certain debt obligations due to, inter alia, TGL and its subsidiaries (the “Transaction”). Completion of the Transaction was subject to a number of conditions precedent. Progress in relation to these is set out below:

1)

The approval of the proposed Reinsurance to Close (“RITC”) in relation to Syndicate 839 by the regulatory division of the Corporation of Lloyd’s. Such approval has been granted and the contract for the RITC was signed and dated February 19, 2008.

2)

The JPL’s receiving the permission of the Court to enter into the Transaction and all parties agreeing on and executing the definitive transaction documents. Subsequent to signing the term sheet, agreement was reached between all the parties on a binding settlement deed, and ancillary documents, substantially on the terms and conditions set out in the non-binding term sheet (the “Settlement Deed”). The JPLs therefore made an application to the Court on February 15, 2008 and received sanction to enter into the Settlement Deed. The Settlement Deed was duly signed by all parties to the Transaction and completed on February 27, 2008.

In summary, the Settlement Deed has resulted in the cancellation of the LOC Banks’ (as defined below) contingent claims against TGL and any and all of its subsidiaries (including the Company), and has settled all pending legal actions between the Company and the Objecting Shareholders.

As part of the settlement of the pending legal actions, the Objecting Shareholders agreed to withdraw their objection to the appointment of the JPLs as joint permanent liquidators of the Company. The withdrawal of this legal action will therefore allow the JPLs to apply to the Court for an order appointing them as permanent joint liquidators. Once appointed, and following the distribution of LaSalle’s net assets to the Company, the permanent liquidators will realise the assets of the Company, pay the liabilities of the Company and distribute the Company’s surplus assets to its Series A Preferred Shareholders.

The JPLs believe that the Transaction is in the best interests of all of the Company’s stakeholders and will result or has resulted in the following benefits:

1.

The cancellation of a guarantee given to a group of banks (the “LOC Banks”) in respect of approximately US$58 million in letters of credit (the “LOCs”) against the Company such that the LOC Banks’ claim against the Company (and TGL) will be limited to an expense claim in relation to the administration of the LOCs and certain funding amounts they have provided in respect of the Company’s (and TGL’s) liquidation.

2.	The expedited payment of a liquidation dividend to the Company’s Series A Preferred Shareholders, subject to the timely completion of the liquidations of LaSalle and the Company.
3.	The cessation of all pending legal actions between the Objecting Shareholders and the Company. As a result, ongoing legal costs in connection with the Objecting Shareholders’

applications in the liquidation will be avoided and the permanent liquidators can be appointed over the Company.

4.	The liquidation of the Company will be completed in a significantly shortened time period resulting in material savings in expected future liquidation fees and expenses.
5.	LaSalle (and therefore the Company) has received some value for its residual interests in the Lloyd’s business.

5.  Estimated quantum of dividends to the Company’s Series A Preferred Shareholders

Under the Company’s constitutional documents, the Company’s Series A Preferred Shareholders are entitled to receive:

i.	a preference dividend in a liquidation of $25 per share; and
ii.	accrued but unpaid dividends in a liquidation prior to payments to other shareholders.

Funds available for distribution to shareholders of the Company will be paid to holders of the Company’s Series A Preferred Shares in priority to the Company’s common shareholders to the extent described above.

Following the completion of LaSalle’s Scheme and the Transaction (and making allowance for accrued expenses and liquidation fees), the JPLs estimate that the holders of the Company’s Series A Preferred Shares will receive a liquidation dividend of between US$10 and US$11 per Series A Preferred Share (compared to the estimate we provided in our previous 8-K of between $9 and $10 per share). This estimate is based on a number of assumptions, including that no material creditor claims are filed in the liquidations of either LaSalle or the Company over and above the level of known creditor claims. Any one or more of these assumptions could prove to be wrong, in which case the projected liquidation dividend could vary (even materially) from that set forth above.

6.  Estimated timing of dividends to the Company’s Series A Preferred Shareholders

The JPLs expect that a distribution from LaSalle to the Company as a liquidation dividend could be possible by the end of May 2008. As such, the JPLs anticipate that an initial distribution of substantially all of the Company’s shareholders’ surplus can be made to the Company’s Series A Preferred Shareholders by the end of the second quarter of 2008.

For the avoidance of doubt, no such distribution will be made to the holders of the Company’s Series A Preferred Shares until:

•	LaSalle’s shareholder surplus has been distributed to the Company;
•	permanent liquidators of the Company have been appointed by the Court;
•	the JPLs have called for formal proofs of claim from the Company’s creditors; and
•	all valid creditor claims have been paid in full.

The Company also has benefit of contingent assets, the monetary value of which cannot be ascertained at the present time. The expected value of these contingent assets is not estimated to be material, however, the JPLs are currently exploring options that would allow these assets to be monetised so as to avoid the necessity of delaying the ultimate dissolution of the Company.

7.  Future Reporting

The JPLs intend to continue to limit the Company’s public announcements in the future to material events relating to the Company’s winding-up (liquidation) proceedings in Bermuda. We intend to disclose any such event to the public by filing with the SEC a current report on Form 8-K. Reports on the Company’s affairs are not mailed to shareholders of the Company, unless we are required to do so or unless we believe, in our sole judgment, that it is in the best interest of the Company’s shareholders.

The Company’s current reports on Form 8-K are available free of charge at the SEC’s website www.sec.gov.

8.  Special Note Regarding "Forward Looking Statements”

This report contains certain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act concerning current expectations about the winding-up of the Company, including the expected net asset value of LaSalle, the projected impact of the Transaction on the Series A Preferred Shareholders and other statements identified by the words "expects," "estimated," "believes" and "intend" and similar expressions. Such statements are subject to conditions, risks and uncertainties that may materially affect the actual results of the winding-up of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LASALLE RE HOLDINGS LTD (in liquidation)
Dated: February 27, 2008	By:	/s/ Michael Morrison
Name: Michael Morrison Title: Joint Provisional Liquidator
	By:	/s/ John Wardrop
Name: Michael Morrison Title: Joint Provisional Liquidator

The Joint Provisional Liquidators act without personal liability.